CONFIRMING STATEMENT

I, J. Scot Davidson, hereby authorize and designate Kathryn E. Burns, Vice President, Director of Finance of Monroe Bank, to sign Securities and Exchange Commission Form 3, Form 4 and Form 5 on my behalf. This authorization will be in effect until December 31, 2010.


Signed:
/s/ J. Scot Davidson
Senior Vice President, Retail Banking

Date:  5/3/06